Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Ballantyne Strong Authorizes $8 Million Share Repurchase Program

- Repurchase represents approximately 15.2% of Ballantyne’s Market Cap -

OMAHA, Nebraska (December 22, 2011) Ballantyne Strong, Inc. (NYSE Amex: BTN), a provider of digital cinema products and services, announced today that its Board of Directors has authorized the repurchase of up to $8 million of its outstanding common stock, or approximately 15.2% of its market capitalization, based on current market prices, and pursuant to a plan adopted under Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Act”).

As of yesterday’s closing price of $3.63 and based on approximately 14.5 million diluted shares outstanding, Ballantyne Strong had a market cap of $52.6 million.  As of September 30, 2011, the Company had a book value (total stockholders’ equity) of $61.1 million, or $4.21 per diluted share, $22.4 million in unrestricted cash and no long-term debt.  For the trailing twelve months ended September 30, 2011, Ballantyne achieved net revenues of $178.2 million and net earnings of $11.1 million, or $0.76 per diluted share.

“Despite solid financial and operating performance, Ballantyne’s shares have been trading below book value for some time.  Based on this valuation, Ballantyne’s Board has decided to utilize a portion of our available cash to initiate share repurchases, which would be accretive to both EPS and book value per share,” stated Ballantyne Strong CEO, Gary L. Cavey.

“Importantly, this action is not a change in overall strategy as Ballantyne remains committed to seeking opportunities to grow organically and identify complementary acquisition opportunities that will leverage our expertise, market position and capital access.” added Mr. Cavey.

A plan under Rule 10b5-1 allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods.  A broker selected by Ballantyne Strong will have the authority under the terms and limitations specified in the plan to repurchase shares on Ballantyne Strong’s behalf in accordance with the terms of the plan.  Because the repurchases under the plan are subject to certain pricing parameters, and other regulatory requirements applicable to repurchase under Rule 10b-18 of the Act, there is no guarantee as to the exact number of shares that will be repurchased under the plan, or that there will be any repurchases pursuant to the plan.

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong is a provider of digital cinema projection equipment and services as well as cinema screens, motion picture projectors and specialty lighting equipment and services.  The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

CONTACT:
Kevin Herrmann	Robert Rinderman, David Collins
Vice President	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500 or btn@jcir.com

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